Exhibit 4.13

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 4(a) OF THIS NOTE.

THIS NOTE HAS BEEN ISSUED WITH A TWENTY PERCENT (20%) ORIGINAL ISSUE DISCOUNT. PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), [ ] A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). [ ], MAY BE REACHED AT TELEPHONE NUMBER [ ].

Original Issue Date: [●], 2025

$[●]

SENIOR CONVERTIBLE Note DUE [●], 20261

THIS SENIOR CONVERTIBLE NOTE is one of a series of duly authorized and validly issued Senior Convertible Notes of Creatd, Inc., a Nevada corporation (the “Company”), designated as its Senior Convertible Note due [●], 20262 (this note, the “Note” and, collectively with the other notes of such series, the “Notes”) and is issued pursuant to the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay to [●] or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of up to $[●] on [●], 20263 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay any interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or the Warrant, as applicable, and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, winding-up, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving as properly filed a petition seeking the insolvency, bankruptcy, reorganization, winding-up, arrangement, adjustment of debt, relief of debtors, dissolution, liquidation or any similar proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian, receiver, liquidator or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

[1]	To be the date that is the twelve (12) month anniversary of the Original Issue Date, provided that, if such date is not a Trading Day, to be the immediately following Trading Day.
[2]	To be the date that is the twelve (12) month anniversary of the Original Issue Date, provided that, if such date is not a Trading Day, to be the immediately following Trading Day.
[3]	To be the date that is the twelve (12) month anniversary of the Original Issue Date, provided that, if such date is not a Trading Day, to be the immediately following Trading Day.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting power of the Company (other than by means of conversion of the Notes and the Securities or exercise of the Warrants issued together with the Notes), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 67% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Disqualified Stock” shall mean, with respect to any person, any equity interests of such person that, by its terms (or by the terms of any security or other equity interests into which it is convertible or exercisable or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible or exercisable into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Stock.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Exempt Issuance” shall have the meaning ascribed to such term in the Purchase Agreement.

“Excluded Assets” shall mean those certain assets of the Company and its Subsidiaries that are identified and described in Exhibit A attached hereto, which relate to the scheduled asset sales of [Vocal Inc., OG Collection, Inc. and Studio 96 Publishing, LLC], together with any proceeds, receivables, or rights arising therefrom, and any contracts, permits, or other ancillary rights associated therewith.

“Freely Tradeable” means with respect to any Common Stock issued or issuable pursuant to this Note, that (A) such shares are (or, when issued, will be) issued by the Company pursuant to an effective registration statement and would not constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on a Trading Market; and (C) no delisting or suspension by such Trading Market is pending or has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by a writing by such Trading Market.

“Indebtedness” of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations (as determined in accordance with GAAP), (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person, (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person, (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person.

“Interest Accrual Date” shall have the meaning set forth in Section 8(b).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“Lead Investor” shall mean SEG Opportunity Fund, LLC, or such other investor as designated in the Purchase Agreement.

“New York Courts” shall have the meaning set forth in Section 10(d).

“Note Register” shall have the meaning set forth in Section 2(b).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Notes, (b) the Indebtedness existing on the Original Issue Date and disclosed to the Holder prior to the date hereof, (c) lease obligations and purchase money indebtedness of up to $150,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, provided, that such lease obligations and purchase money indebtedness shall not include (x) any lease obligations relating to the operating business of the Company or Fly Flyte Inc., and (y) any lease obligations and/or like for like replacement of existing aircraft necessary to operate the business; (d) other unsecured Indebtedness not exceeding $150,000 in aggregate principal amount outstanding, (e) Indebtedness that (1) is expressly subordinate to the Notes pursuant to a written subordination agreement with the Purchasers that is acceptable to each Purchaser in its sole and absolute discretion and (2) matures at a date later than the 91st day following the Maturity Date, (f) other unsecured Indebtedness incurred in the ordinary course of business, and (g) any Indebtedness in which the proceeds from such Indebtedness are used to repay the outstanding principal amount of this Note (plus, if applicable, the accrued and unpaid interest thereon).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a) and (b) thereunder, (d) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased, (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, in each case, not interfering in any material respect with the ordinary conduct of the Company’s business, and (f) Liens existing on the date hereof and disclosed to the Holder prior to the date hereof.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November [   ], 2025, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the shares of Common Stock are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Uplist” means a formal approval of the Company’s Common Stock for listing on a Trading Market.

“Uplist Date” means the date on which the Company’s Common Stock is approved for trading on a Trading Market in connection with an Uplist transaction.

“Variable Rate Transaction” shall have the meaning ascribed to such term in the Purchase Agreement.

Section 2. Payments.

(a) Payment of Interest. Subject to the provisions of Section 8(b) hereof, this Note shall initially bear no interest. Except as otherwise set forth in this Note, any interest payable on this Note shall be payable on the Maturity Date (the “Interest Payment Date”) (if the Interest Payment Date is not a Business Day, then the payment shall be due on the next succeeding Business Day), (i) in cash, (ii) in shares of Common Stock, if so elected by the Holder in the applicable Notice of Conversion or (iii) in any combination of the foregoing as elected by the Holder in the applicable Notice of Conversion.

(b) Interest Calculations. Interest, if any, shall be calculated on the basis of a 360-day year and the actual number of days elapsed, and shall accrue daily commencing on the Interest Accrual Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

Section 3. Registration of Transfers and Exchanges.

(a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Conversion.

(a) Voluntary Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, this Note, and at the sole option of the Holder, all accrued and unpaid interest thereon, shall be convertible, in whole or in part, into Common Stock at the option of the Holder (subject to the conversion limitations set forth in Section 4(d)): (i) at any time after the Original Issue Date and from time to time until the date on which this Note is no longer outstanding at the Conversion Price and (ii) provided that the Uplist Date has not occurred on or after May 31, 2026, and from time to time until the date on which this Note is no longer outstanding, at a price per share equal to the lowest of (i) $0.50, (ii) seventy percent (70%) of the VWAP for the ten (10) Trading Days immediately prior to the Conversion Date, or (iii) eighty percent (80%) of the lowest price at which the Common Stock traded during the twenty (20) Trading Days immediately prior to the applicable Conversion Date. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note, plus, at the option of the Holder, any accrued and unpaid interest thereon to be converted, and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the shares on the Share Delivery Date.

(b) Mandatory Conversion Upon Uplist. On the Uplist Date, the outstanding principal amount of this Note, plus all accrued and unpaid interest thereon, shall automatically, and without any further action by the Holder, convert into Common Stock at a conversion price equal to the lowest of (i) $0.50, (ii) the purchase price per share of Common Stock paid by the public in the Uplist offering, (iii) eighty (80%) of the ten (10) Trading Day volume-weighted average price of the Common Stock during the ten (10) Trading Days immediately prior to the Uplist Date, or (iv) the VWAP of the Common Stock on the Trading Day immediately preceding the Uplist Date (the “Uplist Conversion Price”); provided, however, that to the extent that, in connection with such mandatory conversion pursuant to this Section 4(b) (after giving effect, for this purpose, to such mandatory conversion and any automatic exercise of the Warrants held by the Holder pursuant to Section 1(h) of the Warrant), any shares of Common Stock may not be issued at such time as a result of the Holder (together with the Holder’s Affiliates, and any Person acting as a group together with such Holder or any of the Holder’s Affiliates) beneficially owning in excess of the Beneficial Ownership Limitation, the Company shall, as of such mandatory conversion date, issue to the Holder, in lieu of issuing such shares of Common Stock, a Pre-Funded Warrant (as defined in the Purchase Agreement) to purchase a number of shares of Common Stock equal to the number of shares that may not then be issued as a result of the Beneficial Ownership Limitation.

(c) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.50, subject to adjustment as provided herein (the “Conversion Price”).

(d) Mechanics of Conversion.

(i) Conversion Shares Issuable Upon Conversion; Effect on Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus, at the option of the Holder, all accrued and unpaid interest thereon (the “Conversion Amount”) by (y) the Conversion Price. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note (plus, if applicable, any accrued and unpaid interest thereon) in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) (plus, if applicable, any accrued and unpaid interest thereon) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(ii) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or book entry statement representing the Conversion Shares to be acquired upon conversion of this Note, which, following the date the Conversion Shares are Freely Tradeable, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) and (B) plus, if the Holder has not elected to include accrued and unpaid interest in the Conversion Amount pursuant to Section 4(b) above, a certified check (or wire transfer) in the amount of such accrued and unpaid interest. Except in the case of any certificate or book entry statement bearing a restrictive legend, all Conversion Shares required to be delivered by the Company under this Section 4(c) shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If the Conversion Date is prior to the date the Conversion Shares are Freely Tradeable, then the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, (i) prior to the Uplist Date, on NYSE American and (ii) on or after the Uplist Date, on the Company’s primary Trading Market, in each case, with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(iii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

(iv) Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof (plus, if applicable, any accrued and unpaid interest thereon), the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares required to be delivered hereunder in accordance with the terms hereof or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or book entry statement pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount (plus, if applicable, any accrued and unpaid interest thereon) of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(vi) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock for the sole purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than 250% of such aggregate number of shares of Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Note (plus, if applicable, any accrued and unpaid interest thereon) at the Conversion Price then in effect (the “Required Reserve Amount”). The Company covenants that all Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. If, notwithstanding this Section 4(c)(vi), and not in limitation thereof, at any time while any of the Notes remain outstanding, the Company does not have a sufficient number of authorized and unreserved Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(vii) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(viii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

a. Holder’s Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Note (plus, if applicable, any accrued and unpaid interest thereon) beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or any Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount (plus, if applicable, any accrued and unpaid interest thereon) of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount (plus, if applicable, any accrued and unpaid interest thereon) of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of shares of Common Stock as reflected in (A) a more recent public announcement by the Company, or (B) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note or the Warrants, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance Common Stock issuable upon conversion of this Note. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(e) Holder of Record of Conversion Shares. The Person in whose name any Conversion Share is issuable or deliverable upon conversion of this Note will be deemed for all corporate purposes to hold such share as of the close of business on the date of receipt by such Person of the Conversion Shares for such conversion.

(f) Right of Alternate Conversion.

(i)	General. Subject to Sections 4(d) and 5(i), at any time after the Original Issue Date, the Holder may, at the Holder’s option, convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, each, an “Alternate Conversion Amount”) into Ordinary Shares at a conversion price equal to 92% of the lowest VWAP in the ten (10) Trading Days prior to the applicable Alternate Conversion Date (the “Alternate Conversion Price”).

(ii)	Mechanics of Alternate Conversion. On any Alternate Conversion Date, the Holder may voluntarily convert any Alternate Conversion Amount pursuant to Section 4(c) (with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion) by designating in the Conversion Notice delivered pursuant to this Section 4(f) of this Note that the Holder is electing to use the Alternate Conversion Price for such conversion. Notwithstanding anything to the contrary in this Section 4(f), but subject to Sections 4(d) and 5(i), until the Company delivers Ordinary Shares representing the applicable Alternate Conversion Amount to the Holder, such Alternate Conversion Amount may be converted by the Holder into Ordinary Shares pursuant to Section 4(c) without regard to this Section 4(f).

Section 5. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Stock on Common Stock or any Common Stock Equivalents (which, for the avoidance of doubt, shall not include any Common Stock issued by the Company upon conversion of the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If, at any time while this Note is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price. (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Original Issue Date). Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock, as a class (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(f) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously issue a press release disclosing information contained in such press release. For the avoidance of doubt, the Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(g) Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person whereby such other Person (or its then current owners) acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the Common Stock of the Company, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, except to the extent subject to an adjustment pursuant to Section 2, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the Common Stock of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the Common Stock of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(f) on the exercise of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Note). For purposes of any such exercise, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Note from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unconverted portion of this Note on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unconverted portion of this Note, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received stock of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5(g) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Note (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Note and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Note with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein.

(h) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(i) Voluntary Adjustment by Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 6. Reserved.

Section 7. Covenants.

(a) Negative Covenants. Until the later of (i) the date on which this Note no longer remain outstanding and (ii) one year anniversary of the Uplist Date, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(i) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(ii) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(iii) amend its governing documents, including, without limitation, its memorandum and articles of association, in any manner that materially and adversely affects any rights of the Holder;

(iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares or the Warrant Shares as permitted or required under the Transaction Documents, and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed $50,000 for any single officer or director during the term of this Note;

(v) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than (i) the Notes, and (ii) regularly scheduled principal and interest payments with respect to other Indebtedness outstanding on the Original Issue Date, as such terms are in effect as of the Original Issue Date in each case of clauses (i) and (ii), provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exist or occur;

(vi) pay cash dividends or distributions on any equity securities of the Company;

(vii) enter into any transaction with any Affiliate of the Company, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

(viii) enter into any agreement with respect to any of the foregoing.

(b) Affirmative Covenants. As long as any portion of this Note remains outstanding, the Company shall, and shall cause each of its Subsidiaries to:

(i) preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties and where failure to maintain or qualify could reasonably be expected to have a Material Adverse Effect;

(ii) provide to the Placement Agent and the Holders, promptly upon becoming aware thereof (and in any event within one (1) day after the occurrence thereof), a notice of each Event of Default known to an executive officer of the Company, together with a statement of such executive officer setting forth the details of such Event of Default and the actions which the Company has taken and proposes to take with respect thereto;

(iii) (a) pay and discharge as the same shall become due and payable: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and (iii) all Indebtedness, as and when due and payable, but subject to the terms of this Note; and (b) timely file all material tax returns required to be filed (subject to any valid extension);

(iv) (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property;

(vi) [reserved];

(vii) maintain (a) insurance as set forth under the Purchase Agreement with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by Persons of comparable size engaged in the same or similar business as the Company and its Subsidiaries; and (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business; and

(viii) cause all payments due under this Note to (a) rank pari passu with all other Notes and (b) be senior to all other Indebtedness of the Company and its Subsidiaries.

Section 8. Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of (A) the principal amount of any Note or (B) interest, liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within three (3) Trading Days;

(ii) the Company shall fail to observe or perform any other covenant or agreement contained in the Notes (other than a breach by the Company of its obligations to deliver Common Stock to the Holder upon conversion, which breach is addressed in clause (xii) below) or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Trading Days after the Company has become aware of such failure;

(iii) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents and (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

(iv) any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v) the Company or any Subsidiary shall be subject to a Bankruptcy Event;

(vi) the Company or any Subsidiary shall default on any of its obligations under any Indebtedness, other than Permitted Indebtedness that (a) involves an obligation greater than $150,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness in excess of $150,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii) the Company (and all of its Subsidiaries, taken as a whole) shall be a party to any (A) Change of Control Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets (except for the Excluded Assets) in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction) or (B) Fundamental Transaction;

(viii) any Person shall breach any agreement delivered to the initial Holders pursuant to Section 2.3 of the Purchase Agreement;

(ix) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

(x) the Company shall fail for any reason to deliver Conversion Shares or Warrant Shares to a Holder prior to the fifth (5th) Trading Day after a Conversion Date pursuant to Section 4(c) or Exercise Date (as defined in the Warrants), as applicable, or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof;

(xi) the electronic transfer by the Company of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

(xii) any final, non-appealable monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 60 calendar days;

(xiii) the occurrence and continuance of a Material Adverse Effect; or

(xiv) an Authorized Share Failure occurs and the Company does not obtain the shareholder approval contemplated in Section 4(c)(vi) hereof within the time periods required by such Section.

(b) Remedies Upon Event of Default. Commencing five (5) days after the occurrence and continuance of any Event of Default (“Interest Accrual Date”), the interest on this Note shall accrue retroactively beginning on the Original Issuance Date, at an interest rate equal to the lesser of 18.0% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9. Redemption

(a) Mandatory Redemption upon Event of Default

(i) At any time after the Original Issuance Date, to the extent that there occurs and is continuing an Event of Default, the Holder shall have the right, by delivering written notice to the Company, to cause the Company to redeem all or any portion of the Notes then outstanding, plus all accrued and unpaid interest thereon (a “Event of Default Redemption”). The Notes subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at a price equal to the product of (i) 125% and (ii) the aggregate principal amount of the Notes being redeemed, plus all accrued and unpaid interest thereon (the “Redemption Price”).

(ii) With respect to any portion of this Note which has been specified to be redeemed by the Company pursuant to the Event of Default Redemption and which has been redeemed in accordance with the provisions of this Section 9(a), (i) such portion of this Note shall no longer be deemed outstanding and (ii) all rights with respect to such portion of this Note shall cease and terminate.

In the event of the Company’s redemption of any portion of this Note under this Section 9(a), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 9(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.

(b) Mandatory Redemption upon a Change of Control Transaction.

(iii) At any time after the Original Issuance Date, to the extent that there occurs a Change of Control Transaction, the Holder shall have the right, by delivering written notice to the Company, to cause the Company to redeem all or any portion of the Notes then outstanding, plus all accrued and unpaid interest thereon (a “Change of Control Redemption”). The Notes subject to redemption pursuant to this Section 9(b) shall be redeemed by the Company in cash at a price equal to the Redemption Price.

(iv) With respect to any portion of this Note which has been specified to be redeemed by the Company pursuant to the Change of Control Redemption and which has been redeemed in accordance with the provisions of this Section 9(b), (i) such portion of this Note shall no longer be deemed outstanding and (ii) all rights with respect to such portion of this Note shall cease and terminate.

(v) In the event of the Company’s redemption of any portion of this Note under this Section 9(b), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 9(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 10(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of the Holder appearing on the books of the Company, or if no such email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Section 12. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, in the event that the Company believes that such notice contains material, non-public information relating to the Company or its Subsidiaries, the Company shall so indicate in such notice that it contains material, non-public information relating to the Company or its Subsidiaries and, simultaneously with the delivery of such notice to the Holder, the Company shall publicly disclose the contents of such notice in a press release. If the Company does not indicate to the Holder with delivery of such notice that it contains material, non-public information relating to the Company or its Subsidiaries, the Holder shall be allowed to presume that all matters set forth in such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

*********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

CREATD, INC.

By:
Name:
Title:

EXHIBIT A

EXCLUDED ASSETS

ANNEX A

NOTICE OF CONVERSION

Reference is made to the Senior Convertible Note Due [●], 20264 (the “Note”) of Creatd, Inc., a Nevada corporation (the “Company”).

The undersigned hereby elects to convert principal under the Note [(plus, the accrued and unpaid interest thereon)] into Class A Common Stock of the Company (the “Common Stock”) according to the conditions hereof, as of the date written below. If Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all issue, stamp, transfer and similar taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such issue, stamp, transfer and similar taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Accrued and Unpaid Interest to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

DTC Participant Number:

DTC Participant Name:

Account Number:

[4]	To be the date that is the twelve (12) month anniversary of the Original Issue Date, provided that, if such date is not a Trading Day, to be the immediately following Trading Day.